Exhibit 11

                           ARROW ELECTRONICS, INC.
              STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE
                   (IN THOUSANDS EXCEPT PER SHARE DATA)



                                          Three Months Ended
                                               March 31,
                                          ------------------
                                           1997        1996
                                          ------      ------
Primary
-------
Average shares of common stock
     outstanding                          49,628      50,708
Net effect of dilutive stock options -
     based on the treasury method            892         568
                                        --------    --------
         Total                            50,520      51,276
                                        ========    ========
Net income                              $ 50,294    $ 56,808
                                        ========    ========
Per share amount                        $   1.00    $   1.11
                                        ========    ========

Fully Diluted (A)
-----------------
Average shares of common stock
     outstanding                          49,628      50,708
Net effect of dilutive stock options -
     based on the treasury method            894         710
                                        --------    --------
         Total                            50,522      51,418
                                        ========    ========
Net income                              $ 50,294    $ 56,808
                                        ========    ========
Per share amount                        $   1.00    $   1.10
                                        ========    ========



(A)  This calculation is submitted in accordance with Regulation S-K,
     Item 601(b)(11), although not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%.